Exhibit 5.1

May 31, 2013

MagneGas Corporation
150 Rainville Road
Tarpon Springs, FL 34689

Gentlemen:

We are acting as counsel for MagneGas Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”), and a Prospectus Supplement dated May 30, 2013 to the Prospectus dated May 28, 2013 (together, the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of (i) up to 2,728,139 shares (the “Shares”) (which includes 355,844 Shares issuable to the Underwriter upon exercise of its over-allotment option ) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, (ii) 2,728,139 warrants to purchase up to 682,035 shares of Common Stock (the “Warrants”) (which includes 355,844 Warrants issuable to the Underwriter upon exercise of its over-allotment option), and (iii) up to 682,035 shares (the “Warrant Shares”) (which includes 88,961 Warrant Shares issuable upon exercise of any Warrants issued to the Underwriter upon exercise of its over-allotment option) of Common Stock, issuable upon exercise of the Warrants, and the sale thereof pursuant to the Purchase Agreement, dated May 31, 2013 (the “Purchase Agreement”), by and between the Company and Northland Securities, Inc.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

(1) Upon the due execution, issuance and delivery of certificates representing the Shares (or, if uncertificated, the making of valid book-entry notations in the stock register of the Company) and payment for the Shares in the manner contemplated by the Registration Statement and the Purchase Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

 (2) Upon the due execution, issuance and delivery of the Warrants and payment therefore in the manner contemplated in the Registration Statement and the Purchase Agreement and as required by applicable law, the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

(3) Upon the exercise of the Warrants in accordance with their terms and conditions and upon due execution, issuance and delivery of certificates representing the Warrant Shares (or, if uncertificated, the making of valid book-entry notations in the stock register of the Company), such Warrant Shares will be duly authorized, fully paid and nonassessable.

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188
475 Park Avenue South, 28th Fl., New York, NY 10016 Tel 646 588 5195 Fax 732 577 1188
anslowlaw.com

No opinion is expressed herein as to any laws other than the laws of the State of Delaware and the federal laws of the United States. This opinion opines upon Delaware law, including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We bring your attention to the fact that Anslow & Jaclin, LLP and certain of the attorneys in this firm who have rendered, and will continue to render, legal services to the Company hold shares of Common Stock representing in the aggregate less than one percent of the Company’s Common Stock outstanding immediately prior to the filing of the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188
475 Park Avenue South, 28th Fl., New York, NY 10016 Tel 646 588 5195 Fax 732 577 1188
anslowlaw.com